Exhibit 99.1

Pernix Group, Inc. Announces 2013 Financial Results

LOMBARD, IL — April 1, 2014 — Pernix Group, Inc. (OTCQB: PRXG) announced its financial results today for the fiscal year ended December 31, 2013.

Pernix Group reported the second highest revenue in its history, with consolidated revenue from continuing operations of $73.8 million in 2013, as compared to $120.0 million in 2012. The decrease in revenue was primarily attributable to the successful completion or wind down of two large construction projects for the US government. The decrease in construction-related revenues was partially offset by a $0.7 million increase in power generating revenue, which reflects higher usage of diesel power at the Company’s power plants in Fiji, as opposed to hydro-electric power, due to climatic conditions and maintenance of hydro facilities in Fiji.

Gross profit from continuing operations was $7.2 million in 2013, as compared to $14.8 million in 2012, driven by the aforementioned decline in revenue in our construction segment. This decline was partially offset by higher revenue and gross margin in the power generating segment, resulting from both higher demand for our power in Fiji and lower maintenance costs. Consolidated operating expenses decreased by $1.0 million, reflecting better absorption of overhead costs in our construction projects that more than offset higher compensation expenses associated with additional resources in our power and construction business development and execution functions.  As a result of these factors, operating income (before minority interest) declined to $2.0 million in 2013 from $8.7 million in 2012; after taking into consideration minority interest, operating income was $0.4 million this year, as compared to $2.9 million last year.

Pernix Group’s consolidated net income from continuing operations attributable to common shareholders decreased to ($4.7 million) from $0.4 million. The net loss in 2013 was due primarily to management’s decision at the end of the third quarter to increase the valuation allowance on its deferred tax assets by $4.9 million. As a result of the increase in valuation allowance, all of the Company’s deferred tax assets are now fully reserved, and all future taxable income would be expected to have a dollar-for-dollar additive impact to stockholders’ equity.  The increase in valuation allowance is a non-cash expense and has no impact on the Company’s liquidity, cash flows or its ability to execute projects or conduct ongoing operations.

Nidal Zayed, President and CEO of Pernix Group, Inc. said “2013 was a transitional year for Pernix Group, as we focused on building our senior leadership and business development teams and achieving outstanding performance in the field. We are pleased with our accomplishments in these areas, and they are already yielding results as the Company has won new business thus far in 2014 totaling over $45 million in both segments of our business.  These developments fuel our excitement about the Company’s potential, both near and long-term. We are keenly focused on successful execution of our first domestic construction award, formation of new joint ventures, and consistent pre-qualifications for major US government contracts expected to be awarded in 2014. Our power business also continues to perform well, providing diversification and consistency of operating income, as well as significant expansion opportunities, both domestically and abroad.”

The Company’s consolidated balance sheet at December 31, 2013 reflected a relatively stable cash balance of approximately $20.0 million at December 31, 2013, as compared to $21.9 million at the end of the previous year. As a result of the previously announced recapitalization, the Company paid off all of its debt in December 2013 and had total stockholders’ equity attributable to Pernix shareholders of $10.5 million at December 31, 2013, as compared to $10.2 million at December 31, 2012.

Construction backlog declined to $37.1 million from $67.9 million, as the Company’s PSJV affiliate approached completion of our Sather containerized housing project in Baghdad. Subsequent to year-end, however, Pernix has received new awards totaling over $45 million, including our first domestic project.

“Our strong balance sheet and consistent support from our controlling shareholders provide Pernix with a solid foundation for growth,” added Mr. Zayed.  “Together with our expanded team of industry veterans and new world-class joint venture partners, we are well positioned to win new business as well as maintain our track record of outstanding execution going forward. The addition of Bob Campbell to our board and the expanded role of Don Gunther, former Vice Chairman of Bechtel and now chairman of our board, also reinforce our positive near-term outlook.”

The Company filed its Form 10-K with the Securities and Exchange Commission on March 28, 2014, which incorporates its audited financial statements and notes thereto for the year ended December 31, 2013.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter bulletin board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com